EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Stamps.com Press & Investor Contact:
Austin Rettig
Director, Investor Relations
(310) 581-7552
http://investor.stamps.com

STAMPS.COM REPORTS FIRST QUARTER 66% YEAR OVER YEAR REVENUE GROWTH, AND INCREASED GUIDANCE FOR 2004

Company Now Anticipates Approximately 55% Fiscal Year 2004 Revenue Growth and Profitability in the Fourth Quarter of 2004

SANTA MONICA, Calif. – April 21, 2004 – Stamps.com™ (Nasdaq: STMP) today announced financial results for the first quarter of 2004. First quarter revenue was an all time quarterly high of $7.6 million, up 66% versus the first quarter of 2003 and up 19% versus the fourth quarter of 2003. In addition, Stamps.com announced that it has adjusted its guidance for fiscal 2004 total revenue to be up approximately 55% versus fiscal year 2003; previously the company guided to an overall increase of 35%. Further, the company now anticipates profitability in the fourth quarter of 2004, a quarter earlier than previously expected.

Additional first quarter financial results and highlights include the following:

•	Service fee subscription revenue of $6.0 million, up 53% versus the first quarter of 2003.

•	Online store revenue of $1.3 million, up 114% versus the first quarter of 2003.

•	Gross margin of 61%, up 1% versus the fourth quarter of 2003.

•	Net loss of $4.5 million, or $0.10 per share, including a charge of $3.1 million, or $0.07 per share, relating to the $1.75 return of capital dividend that was distributed during the quarter.

•	Ninety six percent (96%) of gross new registered subscribers acquired under the higher value “power plan” subscription.

•	Total postage printed across the entire customer base of $36.7 million, up 86% versus the first quarter of 2003.

•	Total cash and cash equivalents of $1.87 per share (see calculation below) at the end of the quarter following the return of capital dividend.

“We were very pleased with our strong first quarter revenue growth, our 96% power plan new subscriber acquisition mix, and our continued growth in sales of consumables and supplies” said president and CEO Ken McBride. “We believe that we can grow 55% on the top line this year and that we can achieve profitability in the fourth quarter of 2004.”

Stamps.com reported a net loss of $4.5 million for the first quarter of 2004 compared to a net loss of $2.7 million in the fourth quarter of 2003 and a net loss of $2.1 million in the first quarter of 2003. On a per share basis, the net loss was $0.10 in the first quarter of 2004 based on the weighted average common shares outstanding of 44.4 million.

As expected, the company recognized a first quarter charge of $3.08 million, or $0.07 per share, related to the first quarter return of capital dividend and the related impact on employee stock options. The company followed Financial Accounting Standards Board (FASB) interpretation number 44 for its treatment of stock options following the dividend. The $3.08 million charge was allocated among cost of sales, sales and marketing, research and development, and general and administrative categories, based on individual employee costs and positions, as follows:

	Excluding	Compensation	Costs as
Cost in Millions $:	Charge	Charge	Reported
Cost of Sales	$2.75	$0.19	$2.93
Research & Development	$1.36	$0.92	$2.28
Sales & Marketing	$2.67	$0.33	$3.00
General & Administrative	$2.74	$1.64	$4.38

Total	$9.51	$3.08	$12.59

Total cash and cash equivalents, including restricted cash, short-term investments and long-term investments, ended the quarter at $83.7 million, or $1.87 per share based on first quarter ending balance sheet shares outstanding of 44.7 million, excluding treasury stock. This compares to $162.8 million, or $3.69 per share, at the end of the fourth quarter calculated on the same basis. Stamps.com returned a total of $77.7 million, or $1.75 per share, in a return of capital dividend to shareholders in February 2004. Stamps.com did not repurchase any shares during the first quarter of 2004.

For the full year 2004, Stamps.com now anticipates that total revenue will be up approximately 55% over fiscal year 2003 revenue; this is an increase from the Company’s previously anticipated 2004 revenue growth of 35%. Gross margin for fiscal year 2004 is expected to be in the mid 60% range. Stamps.com expects fiscal year 2004 net loss of approximately $7 million or $0.16 on a per share basis, including the $3.1 million first quarter charge.

For the second quarter of 2004, Stamps.com anticipates that revenue will be approximately $8 million and that gross margin will be in the low 60% range. Total second quarter expenses are expected to include approximately $1 million of costs related to a move of the Company’s corporate headquarters, and the write down of assets that will no longer be in use. Total net loss for the second quarter is anticipated to be approximately $0.05 per weighted average share.

The Stamps.com financial results conference call will be web cast today at 2:00 p.m. Eastern Time and may be accessed at investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same location.

About Stamps.com

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com enables customers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection. The Company targets its services to small businesses and home offices, and currently has partnerships with companies including Microsoft, CompUSA, EarthLink, HP, NCR, Office Depot, Vendio and the U.S. Postal Service.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve risks and uncertainties. Important factors, including the Company’s ability to complete its products and obtain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo, NetStamps and Hidden Postage are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.